EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

MACON FINANCIAL CORP.

The undersigned, being a natural person of at least eighteen (18) years of age, hereby makes and acknowledges these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina, as set forth in Chapter 55 of the North Carolina General Statutes.

ARTICLE I

The name of the corporation is Macon Financial Corp. (the “Corporation”).

ARTICLE II

Section 2.1. Total Authorized Shares of Capital Stock. The Corporation shall have authority to issue a total of 60,000,000 shares of capital stock, none of which shall have any par value, divided into classes as follows:

Class	Number of Shares
Common Stock	50,000,000
Preferred Stock	10,000,000

Section 2.2. Common Stock. The shares of Common Stock shall be of one and the same class. Subject to the rights of holders of the Preferred Stock as determined by the Board of Directors pursuant to Section 2.3 hereof and by the North Carolina Business Corporation Act (“NCBCA”) as now constituted or hereafter amended, the holders of shares of Common Stock shall have one vote per share on all matters on which holders of shares of Common Stock are entitled to vote and shall be entitled to participate pro rata after preferential rights of holders of Preferred Stock in the distribution of the net assets of the Corporation upon dissolution.

Section 2.3. Preferred Stock. The shares of Preferred Stock may be issued from time to time by the Corporation, and the Board of Directors may create and divide such shares into series within that class, and such shares and the shares of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations and relative rights (or qualifications, conditions or restrictions thereon) as the Board of Directors may and hereby is authorized to determine.

ARTICLE III

The street address and county of the initial registered office of the Corporation is 220 One Center Court, Franklin, North Carolina 28734 in Macon County. The mailing address of the initial registered office of the Corporation is Post Office Box 1499, Franklin, North Carolina 28734. The name of the initial registered agent is Roger D. Plemens.

ARTICLE IV

To the fullest extent permitted by the NCBCA as it exists or may hereafter be amended, no person who is serving or has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. No amendment or repeal of this Article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

ARTICLE V

The provisions of Article 9 and Article 9A of the NCBCA entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act,” respectively, shall not be applicable to the Corporation.

ARTICLE VI

Section 6.1. Definitions and Terms With Respect to Article VI. For purposes of this Article VI, the following definitions shall apply:

(a) The terms “Business Combination” shall mean any transfer in connection with (i) a combination or merger of the Corporation, (ii) the acquisition of more than ten percent (10%) of the Corporation’s outstanding Voting Shares, or (iii) a purchase or sale of a substantial portion of the assets of the Corporation or a Subsidiary thereof (a purchase or sale of 20% or more of the total assets of the Corporation or a Subsidiary as of the end of the most recent quarterly period being deemed as “substantial”) in each case, as applicable, which requires the approval of, or notice to and absence of objection by (i) any federal or state regulatory authority of banks, savings banks, savings and loan associations or their holding companies, (ii) the Federal Trade Commission or the Anti-Trust Division of the United States Department of Justice, or (iii) the shareholders of the Corporation, but excluding any reorganization, acquisition, merger, purchase or sale of assets, or combination initiated by the Corporation upon the vote of at least fifty-one percent (51%) of the Continuing Directors.

(b) The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Related Person and was a member of the Board of Directors prior to the time that the Related Person become a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors.

(c) The term “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, or an unincorporated organization or similar company, and also includes a syndicate or any group of any of the foregoing formed or acting together in concert for the purpose of acquiring, holding or disposing of the equity securities or assets of the Corporation or any Subsidiary.

(d) The term “Related Person” shall mean any individual, partnership, corporation, trust or other person or entity (together with its “affiliates” and “associates,” as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) which as of the date of its offer with respect to a Business Combination is a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) in the aggregate of ten percent (10%) or more of the outstanding Voting Shares of the Corporation. A Related Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Related Person became the beneficial owner thereof.

(e) The term “Subsidiary” shall mean any corporation or other entity of which the Person in question owns not less than fifty percent (50%) of any class of equity securities, directly or indirectly.

(f) The term “Voting Shares” shall mean any shares of the authorized stock of the Corporation entitled to vote generally in the election of directors.

(g) The term “Whole Board of Directors” shall mean the total number of directors which the Corporation would have if there were no vacancies on the Board.

Section 6.2. Rights of Shareholders. The affirmative vote of the holders of sixty-six point seven percent (66.7%) or more of the outstanding Voting Shares, voting separately as a class, shall be required for the approval or authorization of any Business Combination; provided, however, that the sixty-six point seven percent (66.7%) voting requirement shall not be applicable and such Business Combination may be approved by the shareholder vote required by law and any other provision of these Amended and Restated Articles of Incorporation if the

Business Combination is approved by the Board of Directors of the Corporation by the affirmative vote of (a) at least seventy-five percent (75%) of the Whole Board of Directors, and (b) if such Business Combination is proposed by a Related Person, at least seventy-five percent (75%) of the Continuing Directors, in either case at a duly called or convened regular or special meeting of the Board of Directors.

Section 6.3. Fiduciary Obligations. Nothing contained in this Article VI shall be construed to relieve any Related Person from any fiduciary obligation imposed by law or equity.

Section 6.4. Standards of Board of Directors’ Evaluation of an Offer. The Board of Directors of the Corporation, when evaluating any offer of another Person to effect a Business Combination shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation: (i) the social and economic effects of acceptance of such offer on its depositors, borrowers, other customers, employees, and creditors of the Corporation and its Subsidiaries, and on the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the ability of the Corporation and its Subsidiaries to fulfill the objectives of a savings bank holding company, as applicable, and of banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the Person or Persons proposing the Business Combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the Business Combination, and other likely financial obligations of such Person or Persons, and the possible effect of such conditions and prospects upon the Corporation and its Subsidiaries and the communities in which the Corporation and its Subsidiaries are located; (iv) the competence, experience, and integrity of the Person or Persons proposing the Business Combination and its or their management; and (v) the prospects for successful conclusion of the proposed Business Combination. The provisions of this Article VI shall be deemed solely to grant discretionary authority to the Board of Directors and shall not be deemed to provide any constituency the right to be considered or to compel the consideration of its interests.

Section 6.5. Three Year Prohibition. For a period of three (3) years from the date of the acceptance for filing of these Articles of Incorporation by the North Carolina Secretary of State, without the prior approval of the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of the Whole Board of Directors, in no event shall any record owner of any outstanding shares of Common Stock that are beneficially owned, directly or indirectly, by a Person who, as of any record date of the determination of shareholders entitled to vote on any matter, beneficially owns in excess of ten percent (10%) of the then outstanding shares of Common Stock, be entitled or permitted to vote with respect to any shares held in excess of such limit.

Section 6.6. Amendment and Repeal of Article VI. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law) any amendment, change or repeal of this Article VI, or any other amendment of these Articles of Incorporation which will have the effect of modifying or permitting circumvention of this Article VI, shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding Voting Shares of the Corporation, voting separately as a class; provided, however, that this restriction shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any such amendment, change or repeal recommended to shareholders of the

Corporation by the affirmative vote of at least (a) seventy-five percent (75%) of the Whole Board of Directors, and (b) if at such time there shall be a Related Person, at least seventy-five percent (75%) of the Continuing Board of Directors, and in either such event such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the NCBCA.

ARTICLE VII

Section 7.1. Board of Directors. The number of directors of the Corporation shall not be less than five (5) nor more than twenty (20), with the exact number to be fixed from time to time as provided in the Corporation’s Bylaws.

In the first election of directors following the merger of Macon Bancorp with and into the Corporation, and in all elections thereafter, that the total number of directors as fixed pursuant to the Corporation’s Bylaws is nine (9) or more, the directors shall be divided into three (3) classes, as nearly equal as possible in number as may be, to serve in the first instance for terms of one, two and three years, respectively, from the date such class of directors takes office or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify, and thereafter the successors in each class of directors shall be elected and shall qualify, and thereafter the successors in each class of directors shall be elected for terms of three (3) years or until their earlier death, resignation, retirement, removal, or disqualification or until their successors shall be elected and shall qualify. In the event of any increase or decrease in the number of directors at a time that the directors are so classified, the additional or eliminated directorships shall be classified or chosen so that all classes of directors shall remain or become as nearly equal as possible in number. At all times that the number of directors, as fixed pursuant to the Corporation’s Bylaws, is less than nine (9), each director shall be elected to a term ending as of the next succeeding annual meeting of shareholders or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor shall be elected and shall qualify.

Section 7.2. Voting for Directors. Directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a shareholders’ meeting at which a quorum is present; provided, however, that in the event two or more nominees are presented for election to the same directorship, the nominee receiving a plurality of the votes cast by the shares entitled to vote in the election of a nominee to such directorship shall be deemed elected to the directorship.

ARTICLE VIII

The name of the incorporator is Susan M. Young, whose address is 230 North Elm Street, Suite 2000, Greensboro, North Carolina 27401 (Guilford County).

This the 26th day of May, 2011.

MACON FINANCIAL CORP.

By:
Susan M. Young, Incorporator

9